                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                    INTERPOOL
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                                                      (A)
       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

LOGO
                                    INTERPOOL, INC.

                                    211 College Road East
                                    Princeton, New Jersey 08540
                                    Telephone: (609) 452-8900
                                    Internet Address: http://www.interpool.com


                                    Listed: New York Stock Exchange Symbol: IPX




March 30, 2000


Dear Stockholders:

It is our pleasure to invite you to our seventh annual meeting of stockholders. The meeting will be held on Wednesday, May 24, 2000 at 10:00 a.m. at the Union League Club, 38 East 37th Street, New York, New York 10016. Please note that business attire is required by the Union League Club.

On the following pages you will find the formal notice of the annual meeting and proxy materials. The vote of each stockholder is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the annual meeting and vote your shares in person. In addition to casting your ballot for the items to be voted upon, you will be afforded an opportunity to ask questions and express your views on Company operations.

We appreciate the continuing interest and support of our stockholders and look forward to seeing many of you at the annual meeting.

Sincerely,







---------------------------------          -----------------------------------
Martin Tuchman                             Raoul J. Witteveen
Chairman of the Board                      President/Chief Financial Officer
Chief Executive Officer                    Chief Operating Officer

                                 INTERPOOL, INC.
                              211 College Road East
                           Princeton, New Jersey 08540

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 24, 2000


                                                         Princeton, New Jersey
                                                                March 30, 2000
To the Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERPOOL, INC. (the "Company") will be held at The Union League Club, 38 East 37th Street, New York, New York 10016 on Wednesday, May 24, 2000, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1) to elect two (2) directors to serve as Class I directors for a term of three years and until their successors shall have been elected and shall have qualified; and

(2) to ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the 2000 fiscal year; and

(3) to act upon such other matters as may properly come before the meeting or any adjournments thereof.

      All holders of common stock of record at the close of business on March 28, 2000 will be entitled to notice of and to vote at the Annual Meeting.

      Whether or not you expect to attend the meeting, please date, sign and promptly return the enclosed proxy in the prepaid return envelope provided. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the Annual Meeting.

By Order of the Board of Directors





----------------------------------
Martin Tuchman
Chairman/Chief Executive Officer

                                 INTERPOOL, INC.
                              211 College Road East
                           Princeton, New Jersey 08540

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------

        This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Wednesday, May 24, 2000 at 10:00 a.m., Eastern Daylight Time, and at any adjournments thereof.

        This Proxy Statement, Notice of Meeting, form of proxy and the Company's Annual Report for 1999 are being mailed to each stockholder at such holder's address of record on or about March 30, 2000.


                                     GENERAL

        Only stockholders of record at the close of business on March 28, 2000 are entitled to notice of and to vote the shares of common stock of the Company (the "common stock") held by them on that date at the Annual Meeting or any adjournments thereof.

        If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the two director nominees proposed by the Board of Directors, for ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 2000 and, with regard to all other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on March 28, 2000 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of March 15, 2000, 27,421,452 shares of common stock were outstanding.

        The cost of soliciting proxies in the enclosed form will be borne by the Company. It is expected that the solicitation will be primarily by mail. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, telephone or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                   MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information with respect to the executive officers and directors of the Company:


                       Name                       Age                 Positions and Offices
                       ----                       ---                 ---------------------
Martin Tuchman...................................  59     Chairman of the Board of Directors and
                                                          Chief Executive Officer
Raoul J. Witteveen...............................  44     President, Chief Operating Officer, Chief Financial Officer
                                                          and Director
Arthur L. Burns..................................  55     General Counsel, Secretary and Director
Mitchell I. Gordon...............................  42     Director
Peter D. Halstead................................  58     Director
Clifton H.W. Maloney.............................  62     Director
Warren L. Serenbetz..............................  76     Director
Joseph J. Whalen.................................  68     Director
Ernst Baenziger..................................  63     Senior Vice President and Director of Interpool Limited
William Geoghan .................................  49     Senior Vice President of Finance

                          ITEM 1. ELECTION OF DIRECTORS

                           The Board of Directors of the Company is divided into
three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class I expires at the 2000 Annual Meeting. The Board of Directors proposes that the nominees described below be elected Class I directors for a term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that the nominees will not serve if elected, but if any or all of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

       Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 2003 Annual Meeting and until their successors are duly elected and qualified.

                    CLASS I - DIRECTORS STANDING FOR ELECTION

WARREN L. SERENBETZ

       Warren L. Serenbetz has been a director of the Company since February 1988 and served as Executive Consultant through January 1995. He has also been a director of Trac Lease since its founding in November 1986. After co-founding Interpool Limited in 1968, Mr. Serenbetz served as Interpool Limited's President and Chief Executive Officer and as a director until 1975, after which he was director, Chairman of the Executive Committee and Chief Executive Officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently president of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor's degree in engineering from Columbia University and a master's degree in industrial engineering from Columbia University.

JOSEPH J. WHALEN

       Joseph J. Whalen, a director of the Company since April 1996, originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants where he previously served on the Cooperation with Credit Grantors Committee and the Technical Standards Section of the Professional Conduct Committee. Mr. Whalen is a Certified Public Accountant in New Jersey and New York and holds a bachelor's degree from St. Peter's College.


                         DIRECTORS CONTINUING IN OFFICE

                CLASS II- Term Expires at the 2001 Annual Meeting

RAOUL J. WITTEVEEN

       Raoul J. Witteveen has been President, Chief Operating Officer, Chief Financial Officer and a director of the Company since March 1993 and has been President, Chief Operating Officer, Chief Financial Officer and a director of Interpool Limited, a subsidiary of the Company, since April 1988. He is a co-founder of Trac Lease, Inc. ("Trac Lease"), a subsidiary of the Company and has been Chief Financial Officer, Vice President and a director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. Mr. Witteveen holds a bachelor's degree in economics and business administration and a master's degree in economics from the Erasmus University in Rotterdam, The Netherlands.

MITCHELL I. GORDON

       Mitchell I. Gordon, a director of the Company since 1998, has been President of Atlas Capital Partners, a private equity investment fund, since February 1998. Prior thereto, he was a Managing Director of Salomon Smith Barney and co-head of its Transportation Investment Banking Group from July 1993 to January 1998. From 1988-1993, Mr. Gordon was Senior Vice President of Furman Selz Inc., where he ran the firm's Transportation and Automotive Investment Banking groups. From 1984-1988, he was a Vice President of Needham & Company Inc. From 1981-1984, he held various executive positions at American Broadcasting Companies, Inc. Mr. Gordon holds a bachelor of science/bachelor of arts degree from Washington University and a masters degree in business administration from Harvard Business School.

               CLASS III - Term Expires at the 2002 Annual Meeting

MARTIN TUCHMAN

       Martin Tuchman, Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1988, is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease for the period from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, a Council comprised of leading international executives organized to promote understanding and cooperation between business and government and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program founded by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. In 1997, Mr. Tuchman was appointed to serve on the Board of Directors of Almedica International, Inc., a clinical trial materials company which provides services to the pharmaceutical industry. Mr. Tuchman is a member of the board of The Parkinson's Alliance. Mr. Tuchman holds a bachelor's degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master's degree in business administration from Seton Hall University.

ARTHUR L. BURNS

        Arthur L. Burns has been General Counsel, Secretary and a director of the Company since January 1990 and Secretary of Interpool Limited since 1986. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as assistant general counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the New York law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor's degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

PETER D. HALSTEAD

        Peter D. Halstead, a director of the Company since June 1994, has been with Summit Bank since 1971 and is currently an Executive Vice President. Mr. Halstead serves as a Trustee for numerous associations including McCarter Theatre and Cancer Care of New Jersey. Mr. Halstead holds a bachelor's degree from Colgate University and a master's degree in business administration from Fairleigh Dickinson University.

CLIFTON H. W. MALONEY

        Clifton H. W. Maloney has been president of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. Prior thereto, he was a Vice President in investment banking at Goldman, Sachs & Co. from 1974-1981. Mr. Maloney is a Director of Chromium Industries, Inc., Liberty-Pittsburgh Systems Inc., The Wall Street Fund and serves as a Trustee of the HSBC Funds Trust and the HSBC Mutual Funds Trust. Mr. Maloney holds a bachelor's degree in Engineering from Princeton University and a master's degree in business administration from Harvard Business School.


                         NON-DIRECTOR EXECUTIVE OFFICERS

WILLIAM A. GEOGHAN

        William Geoghan has served as Senior Vice President of the Company and of Interpool Limited and Trac Lease, Inc. since May 1, 1998. Previously, Mr. Geoghan served as Controller of the Company from April 1992 and Vice President and Controller of Interpool Limited from January 1989. Mr. Geoghan joined Interpool Limited in 1981 and served as assistant controller for Interpool Limited 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor's degree in commerce from Rider University.

ERNST BAENZIGER

        Ernst Baenziger has been an employee of Interpool since 1977, serving as Senior Vice President and a director of Interpool Limited since 1991. Mr. Baenziger is responsible for Europe, Far East, Australia and New Zealand operations. He is also Managing Director of Interpool Limited's Basel, Switzerland branch, handling sales and operations, and managing director of CTC Equipment A.G. Mr. Baenziger holds a bachelor's degree in economics and business administration from Handelshochschule, St. Gallen.

SHELDON LANDY

        Sheldon Landy, Vice President of the Company since 1993, has been President of the Company's Railpool division since 1979. Mr. Landy holds a bachelor's degree in liberal arts from the University of Chicago and a master's degree in business administration from Northwestern University.

Committees of the Board

        The Board has standing Compensation, Audit and Stock Option Committees, but no Nominating Committee. Special Committees are appointed from time to time by the Board.

        Compensation Committee. The 1999 Compensation Committee was composed of Messrs. Halstead, Serenbetz, Tuchman and Whalen. The Committee's functions are to review the Company's general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts. The Compensation Committee met two times in fiscal 1999.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 1999, Mr. Tuchman participated in deliberations of the Compensation Committee and the Company's Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding compensation of the Company's Chief Executive Officer.

        Audit Committee. The 1999 Audit Committee was comprised of independent directors Messrs. Halstead and Whalen. The Audit Committee's functions are to review management's maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. In addition, the Audit Committee reviews the scope of the services of the Company's independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to Stockholder approval. The Audit Committee met twice in 1999. In compliance with the Securities and Exchange Commission's approval of the New York Stock Exchange's amended audit committee requirements, the Company has adopted a formal audit committee charter and appointed Clifton
H. W. Maloney to serve as a third independent director on the audit committee.

        Stock Option Committee. The 1999 Stock Option Committee was composed of Messrs. Tuchman and Halstead. The Company's 1993 Stock Option Plan for Executive Officers and Directors (the "Stock Option Plan") was adopted by the Company's Board of Directors and approved by the stockholders in March 1993 and amended in May 1996. A total of six million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they are employees.

        To date, options to purchase 4,408,501 shares under the 1993 Stock Option Plan for Executive Officers and Directors have been granted, 22,500 of which have expired due to failure to exercise and 36,000 of which have been exercised. Options to purchase 75,000 shares have been granted under the Non Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, 30,000 of which have expired due to failure to exercise and 15,000 of which have been exercised. No other options under either the 1993 Stock Option Plan for Executive Officers and Directors or the Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors have been exercised to date.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers who earned over $100,000 in 1999 for services rendered in all capacities during the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation
                                                                                                               Long Term
                                                                                             Other            Compensation
     Name and Principal Position            Year          Salary          Bonus          Compensation         # of Stock
     ---------------------------            ----          ------          -----          ------------         ----------
                                                                                            (1) (2)             Options
Martin Tuchman                              1999         738,727       1,095,100            27,091                     0
  Chairman of the Board of Directors        1998         703,550       1,104,170            33,877             2,280,000(3)
  Chief Executive Officer and Director      1997         670,047         470,000            22,803               855,000(4)

Raoul J. Witteveen                          1999         520,627       1,095,100             7,717                     0
  President, Chief Financial Officer        1998         495,835       1,002,660            25,191             1,140,000(3)
  Chief Operating Officer and Director      1997         472,224         330,000            18,000               427,500(4)

Ernst Baenziger                             1999         198,033          15,000         1,294,820(2)                  0
  Sr. Vice President, Interpool             1998         198,652               0           780,000(2)                  0
  Limited                                   1997         180,446               0           743,663(2)                  0

Sheldon Landy                               1999         162,500          40,000                 0                     0
  Vice President; President of              1998         160,000          50,000                 0                     0
  The Railpool Division                     1997         160,000          40,000                 0                     0

William A. Geoghan                          1999          95,000          60,000                 0                     0
  Senior Vice President                     1998          90,000          70,000                 0                 7,500(3)
                                            1997          90,000          50,000                 0                 7,500(4)

(1) Amounts listed include payments made to or on behalf of the executive for certain Company provided automobile and related expenses and medical expense reimbursement as provided for in the executive's Employment Agreement.

(2)  Amounts listed as Other Compensation include sales commissions paid.

(3) These options represent options originally granted prior to fiscal year 1998 but which were repriced during 1998.

(4) Included in 1998 Stock Options as a result of cancellation in connection with the 1998 stock option repricing.


Option Grants During 1999

          No options were granted during fiscal 1999.

Directors' Compensation; Attendance

       Each member of the Board who is not an officer or executive consultant receives an annual fee of $5,000 for serving on the Board plus $500 and reimbursement of expenses for each Board or committee meeting attended. For year 2000 the directors' fees were increased to $10,000 annual fee and $1,000 plus expenses per meeting.

       The Board of Directors met four times during fiscal year 1999. Each current director attended at least 75% of all meetings of the Board of Directors and committees to which he was assigned that were held during 1999.


Directors' Stock Options

       The Company's Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders in March 1993. The Directors' Plan provides for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The Directors' Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company's common stock on the date the person becomes a director. The options granted pursuant to the Directors' Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date, one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors' Plan will expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. The Directors' Plan is administered by the Stock Option Committee of the Board of Directors. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of common stock was granted to Peter D. Halstead upon his appointment to the Board of Directors in June 1994, to Mr. Whalen upon his appointment in April, 1996 and to Mr. Maloney upon his appointment in February, 2000. In addition, directors of the Company may be granted options under the 1993 Stock Option Plan for Executive Officers and Directors as adopted by the Board of Directors and approved by the Stockholders in March 1993. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vest six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

Employment Contracts

       The Company has entered into employment agreements with Raoul J. Witteveen and Martin Tuchman, each dated as of January 1, 1992, as amended and restated in February 1993 (the "Employment Agreement"). Each of the Employment Agreements currently expires on December 31, 2006, except that on each January 1, the expiration date of each employment agreement is automatically extended for an additional year unless the Company or the employee party to such employment agreement has given written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

       As compensation for the services to be rendered under their employment agreements, Mr. Tuchman is currently paid an annual base salary of $775,664.00 and Mr. Witteveen is currently paid an annual base salary of $546,658.00. The base salary under each employment agreement increases by a minimum of 5% each year. In addition, each of Messrs. Tuchman and Witteveen is entitled to receive an annual bonus equal to 2%, in the case of Mr. Tuchman, or 1%, in the case of Mr. Witteveen, of the amount of any increase in the Company's net income during the year from its net income in the preceding year. Mr. Tuchman and Mr. Witteveen may be entitled to receive discretionary additional bonuses as determined by the Company's Compensation Committee. Each employment agreement
(i) includes a non-competition provision; (ii) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and
(iii) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to Company medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement.

REPORT OF THE COMPENSATION COMMITTEE

       The Compensation Committee, in conjunction with the full Board, plays a significant role in establishing corporate goals and strategies and reviewing progress and performance. The Compensation Committee's objectives are to attract and retain experienced and highly competent executives and, further, to both provide incentive and to recognize the individual's contributions toward accomplishing corporate objectives including increasing shareholder value. The elements of total executive compensation reflect the objectives of the Compensation Committee. The base salaries of the Chairman/Chief Executive Officer and the President/Chief Financial Officer are supplemented by bonuses awarded to the Chairman/Chief Executive Officer and the President/Chief Financial Officer and other executive officers based on the Committee's evaluation of the individual's actual participation and contribution to achieving Company and shareholder goals and objectives. In reviewing the Company's performance against its business objectives for 1999 noting specifically the successful completion of a $250 million securitization, the increase in fleet size while maintaining container utilization in excess of 98% and chassis utilization over 90%, and the increase of stockholders' equity to over $300 million, the Committee believes that the "hands on" involvement in all phases of the Company's operations contributes significantly to realizing Company objectives and recommended that the base salary of Messrs. Tuchman and Witteveen continue to be paid at the levels established under the terms of the Employment Agreements. In addition, a bonus for each in the amount of $1.095 million was paid in 1999. Mr. Tuchman withdrew from discussions regarding his award.

       During 1999, the Company retained the services of an independent consulting firm, MK Partners & Co., ("MK Partners"), to review the Company's executive compensation practices and to provide industry comparable data. In so doing, the Compensation Committee was provided with a quantifiable evaluation for their consideration in establishing total compensation packages for the Company's executives. MK Partners examined both finance/leasing companies and transportation firms, including the Company's direct competitors, and prepared a comparative analysis of financial performance and compensation practices. MK Partners also assisted the Compensation Committee in examining 200 publicly traded small to medium market capitalization companies by various criteria.

       The base salaries of Messrs. Tuchman and Witteveen are established under employment agreements (see "Employment Contracts"). In accordance with the terms of the Employment Agreements, each of the named executive officers' base salary reflects a 5% increase above the annual base salary for the preceding year.

       In determining the amount of the future cash bonus to be awarded, the Compensation Committee determined that a "high water mark" will be established each year a bonus distribution is made. In 1999, in consultation with MK Partners, the Compensation Committee adopted a formal plan effective January 1, 2000 with three measures of bonus performance: 1) increase in stock price; 2) increase in net income; and 3) investment rating of the company. Based upon the plan as adopted, in order for a bonus to be paid in the year 2000 the average stock price must exceed $14.53. A bonus of 1.5% of any excess will be distributed to each of Martin Tuchman and Raoul J. Witteveen. If net income exceeds $37,614,000, Martin Tuchman and Raoul J. Witteveen will each receive a bonus of 10% of the excess over $37,614,000. Finally, an additional cash bonus of $100,000 to each of Martin Tuchman and Raoul J. Witteveen if an Investment Grade rating of Interpool is maintained by either major rating agency, Moody or Standard & Poors.

       On an ongoing basis, once a bonus is paid based upon a stock price or net income, such payments establish new stock price levels and income levels that must be exceeded in future years in order for a bonus to be paid. In the event of a stock split the average stock price for bonus purposes will be adjusted.

Stock Options

       No stock options were granted in fiscal 1999.

Tax Deductibility of Compensation

       As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued proposed regulations setting forth exclusions from the Act's general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers. The Compensation Committee has decided that at this time no measures will be undertaken to alter the compensation plans, but will continue to review the issue and evaluate whether compensation plans should be altered in the future to satisfy the deductibility requirements.

Respectfully submitted,


Peter D. Halstead
Warren L. Serenbetz
Martin Tuchman
Joseph J. Whalen

REPORT OF THE AUDIT COMMITTEE

                  The Audit Committee's functions are to review the Company's systems of internal control, financial reporting and compliance with GAAP. On December 14, 1999, the Securities and Exchange Commission approved the New York Stock Exchange's amended audit committee requirements pursuant to which the audit committee must consist of at least three independent directors operating under a formally adopted written charter. In compliance therewith, the Company appointed a third independent director to serve on the Audit Committee and adopted and approved the following Audit Committee Charter:

                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

       The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility by reviewing: the financial information provided by the Corporation to any government body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

       o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system,
       o Review and appraise the audit efforts of the Corporation's independent accountants.
       o Provide an open avenue of communication among the independent accountants, financial and senior management and the board of Directors.

       The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.      COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

         The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.     MEETINGS

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or any of these groups believe should by discussed privately. In addition, the Committee should meet with the independent accountants and management quarterly to review the Corporation's financials.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review
------------------------

1. Review and update this Charter periodically, at least annually, as conditions dictate.
2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body or the public, including any certification, report, opinion, or review rendered by the independent accountants.
3. Review with financial management and the independent accountants the Form10Q filed with the SEC prior to its filling or prior to the release of earnings.

Independent Accountants
-----------------------

4. Review with management their selection of the independent accountants, considering independence, effectiveness and make a recommendation to the Board of Directors concerning the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.
5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

Financial Reporting Processes
-----------------------------

7. In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.
8. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.
9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practice as suggested by the independent accountants or management.

Process Improvement
-------------------

10. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.
11. Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.
12. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.
13. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance
----------------------------

14. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.
15. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.
16. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.
17. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.
18. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of March 20, 2000 by certain beneficial owners, each of the Company's directors, certain executive officers and all executive officers and directors as a group.


                                                                         Options
                                                                       Exercisable
                                                  Number of               Within              Percentage
Name of Beneficial Owner                          Shares (1)             60 Days             Of Class (1)

Officers and Directors:
Martin Tuchman (2)(3) ...............             9,695,087             2,280,000               32.65%
Raoul J. Witteveen (2)(4) ...........             4,786,460             1,140,000               16.76%
Arthur L. Burns  (7) ................               300,519                96,563                1.09%
Mitchell I. Gordon ..................                10,000                     0                   *


Peter D. Halstead ...................                62,500                60,000                   *
Clifton Maloney .....................                     0                     0                   0*
Warren L. Serenbetz (2)(5)(6) .......             1,733,362               668,438                6.17%
Joseph J. Whalen ....................                37,500                37,500                   *
Ernst Baenziger .....................                25,000                     0                   *
William A. Geoghan ..................                 9,300                 7,500                   *
Sheldon Landy .......................                     0                     0                   *
Executive officers and directors as a
group (eleven persons) ..............            16,659,728             4,290,001               52.54%

Other Stockholders:
Hickory Enterprises, L.P. (8) .......             5,088,911                     0               18.56%
   165 Signal Hill North
   Wilton, Connecticut 06897-1933
Warren L. Serenbetz Jr. (9)(10) .....               283,646                     0                1.03%
   c/o American National Can Co. ....
   101 Merritt 7, 3rd Floor
   Norwalk, CT 06856
Paul H. Serenbetz (9)(10) ...........               283,646                     0                1.03%
   c/o The Morgan School
   Route 81
   Clinton, CT 06413
Stuart W. Serenbetz (9)(10) .........               283,646                     0                1.03%
   c/o Turner Development Corp. .....
   375 Hudson Street, 6th Floor
   New York, NY 10014
Clay R. Serenbetz (9)(10) ...........               283,646                     0                1.03%
   c/o Radcliff Group, Inc. .........
   695 West Street
   Harrison, NY 10528
The Chartres Limited Partnership (11)                90,000                     0                   *
   c/o Interpool, Inc. ..............
   633 Third Avenue
   New York, NY 10017

*Less than 1%

(1) Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total outstanding number of the shares of the Company's common stock would be 31,711,453. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Clifton H. W. Maloney; 15,000 shares.
(2) The business address of Mr. Tuchman and Mr. Witteveen is 211 College Road East, Princeton, New Jersey 08540 and the business address for Mr. Serenbetz is 695 West Street, Harrison, New York 10528.
(3) Includes 4,749 shares of which Mr. Tuchman's mother is the record owner; 3,037 shares held by Mr. Tuchman's wife; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 95,919 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 10,948 shares representing Mr. Tuchman's 99% interest in shares held by Martom Associates; and 173,616 shares representing Mr. Tuchman's 28.57% interest in shares held by The Ivy Group, a New Jersey partnership.
(4) Includes 1,500 shares of which Mr. Witteveen's wife is the record owner and 86,810 shares representing Mr. Witteveen's 14.29% interest in shares held by The Ivy Group, a New Jersey partnership.
(5) Includes 173,616 shares representing Radcliff Group Inc.'s 28.57% interest in shares held by The Ivy Group, a New Jersey partnership and 15,000 shares held by the Serenbetz Family Foundation.
(6) The Serenbetz Trust, of which Warren L. Serenbetz and Thelma R. Serenbetz, Mr. Serenbetz's wife, serve as co-trustees, is the record owner of these shares of the Company's common stock. The beneficiaries of the Serenbetz Trust are members of the immediate family of Warren L. Serenbetz.

(7) Includes 111 shares representing Mr. Burns' 1% interest in shares held by Martom Associates.
(8) On November 30, 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed 2,238,911 shares of the Company's common stock in exchange for a 44% interest as a limited partner in Hickory. One half of that interest was assigned to the Warren L. Serenbetz Retained Annuity Trust, Warren L. Serenbetz, Jr., Trustee. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed 641,250 shares of the Company's common stock in exchange for a 12.6% interest as a limited partner and 71,250 shares for a 1.4% interest as a general partner in Hickory. Each of the four general partners in Hickory have one vote in matters before Hickory. Limited partners do not have any voting rights or rights to participate in the management or operations of Hickory.
(9) Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz's sons are minors.
(10) Does not include Mr. Serenbetz's interest in shares held by Hickory described in footnote (8) above.
(11) On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Burns, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.


Stockholders' Agreement

         Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz and Chartres Limited Partnership, who collectively own directly or indirectly 67% of the Company's common stock, are parties to an Amended and Restated Stockholders' Agreement dated May 3, 1994 pursuant to which they have agreed not to sell or transfer any shares of Common Stock beneficially owned by them to any person other than the Company or the other parties to the Stockholders' Agreement without the consent of the other parties to the Stockholders' Agreement, unless (i) such shares are first offered to the Company for purchase at a per share price equal to the price offered by any third party making a bona fide offer to buy such shares for cash, cash equivalents or marketable securities (or if no such bona fide offer has been received, at a price equal to the average closing price of a share of Common Stock on the New York Stock Exchange over a period of twenty trading days), and the company does not elect to purchase such shares, and (ii) such shares are then offered to the other parties to the stockholders' agreement for purchase by them at the same per share price described in clause (i) and the other stockholders do not elect to purchase such shares. Notwithstanding the foregoing, the parties to the Stockholders' Agreement may transfer shares of Common Stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agrees to be bound by the terms of the Stockholders' Agreement. The Stockholders' Agreement further provides that if the Company (which is not a party to the Stockholders' Agreement) elects to purchase any shares offered to it by a party to the Stockholders' Agreement and the shares offered represent greater than 10% of the shares of the Company held by the offeror, the Company shall have the right to pay the purchase price of such shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders' Agreement, each of the parties thereto has agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as directors of the Company. The Stockholders' Agreement continues in effect until 2003. Shared voting power with the other parties to the Stockholders' Agreement is acknowledged but the existence of a group or beneficial ownership of shares owned by other parties to the Stockholders' Agreement is disclaimed.

Beneficial Ownership Reports

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file certain reports of ownership and reports of changes of ownership of the Company's equity securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons the Company believes that, during 1999, all filing requirements applicable to its officers and directors were complied with except that Messrs. Peter Halstead and Mitchell Gordon failed to file a monthly report covering one transaction each but each did report the transaction in a year-end report on Form 5.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Company's senior executive officers have interests in other entities that have entered into financing, leasing and other transactions with the Company (including its subsidiaries). The Ivy Group, a New Jersey general partnership composed of Mr. Tuchman, Radcliff Group, Mr. Witteveen, Thomas P. Birnie and Graham K. Owen, has invested in chassis which it has leased to Trac Lease. As of December 31, 1999, pursuant to equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group for aggregate annual lease payments of approximately $2.9 million. Such leases either renew automatically unless canceled by either party prior to the first day of the renewal period or expire in 2000. Additionally, Trac Lease leases 983 chassis with lease payments due in 2000 of $252,000.00 and a lease buyout amount of $2.2 million. Radcliff Group and Martin Tuchman share equally in the net income of The Ivy Group derived from 1,184 chassis owned either directly or indirectly by Radcliff Group and Mr. Tuchman (the "Contributed Chassis"). In addition, each of Radcliff Group and Mr. Tuchman receives 28.5% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. Mr. Witteveen receives 14.3% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. In 1999, 31.033% of the aggregate income of The Ivy Group was derived from the Contributed Chassis and 68.967% was derived from other activities. The terms of all agreements between The Ivy Group and Trac Lease, including rental rates, are fixed and, in the opinion of the Company's management, are comparable to terms that the Company would have obtained in arms' length transactions with unrelated third parties. The Company has been advised by the principals of The Ivy Group that the personal tax consequences to such principals would make it inadvisable to terminate the transactions entered into with the Company. The Ivy Group has entered into an agreement with the Company pursuant to which it has agreed not to engage in any business activities, except extensions or renewals of existing lease agreements that are competitive with the business activities of the Company or it's subsidiaries without the prior written consent of the Company.

       In 1992, The Ivy Group borrowed $7.1 million from the Company. In connection therewith, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which the Company was granted a security interest in 4,364 chassis owned by The Ivy Group and was granted an assignment of all rights to receive rental payments and proceeds related to the lease of such chassis (the "Ivy Collateral"). In 1996, the $6.398 million balance of the 1992 borrowing was added to the new borrowing of $7.035 million for an aggregate loan balance of $13.433 million. The aggregate loan balance bears interest at LIBOR plus 1.75% repayable over a five year term on an interest only basis, subject to maintenance of fixed loan to collateral value ratios.

       On August 15, 1992, Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, entered into a master equipment lease agreement, as lessor, with Trac Lease, as lessee, pursuant to which Eurochassis L.P. leases 100 chassis to Trac Lease for an annual lease payment of $91,250. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of such master equipment lease agreement, in the opinion of the Company's management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party.

       The Company entered into a Consultation Services Agreement with Radcliff Group, Inc. ("Radcliff") dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff appointed Warren L. Serenbetz, a stockholder and director of the Company, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, Radcliff is entitled to receive its full annual consultation services fee in the amount of $491,990 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the Executive Consultant pursuant to Company medical and dental insurance plans.

       Mitchell I. Gordon, a director of the Company, provides investment consulting services to the Company. In 1999 Mr. Gordon was paid $240,000 (plus reimbursement of reasonable expenses) and a bonus of $560,000. In addition, Mr. Gordon will receive an annual bonus in such amount as is usual and customary in the investment banking business for investment opportunities actually completed by the Company subject to set-off of the $560,000 bonus. In connection with investment opportunities presented by Mr. Gordon, the Company has agreed to permit participation in the form of a twenty percent share basis in any realized profit in the event that the Company shall form or participate in an equity capital fund. In the case of other investments, Mr. Gordon shall receive 4% of the investment's appreciation amount above the Company's acquisition cost and subject to the Company's 8% priority return per annum. Mr. Gordon does not have exclusive rights to provide such services to the Company.

       The Company leases approximately 26,000 square feet of commercial space for its executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman holds a direct or indirect equity interest of 42.65% and Radcliff Group holds a direct or indirect equity interest of 41.95% in 211 College Road Associates. The annual base rental for this property is approximately $465,000 plus additional amounts for utilities, real estate taxes and operating and maintenance costs, under a lease expiring in 2001, subject to renewal. In the opinion of the Company's management, rent being paid under this lease does not exceed rent that the Company would have paid in an arms' length transaction with an unrelated third party.

         STOCK PERFORMANCE GRAPH

       The graph below compares cumulative stockholder returns for the Company for the preceding fiscal year with the Standard & Poor's 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement periods and that all dividends were reinvested.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                   AMONG INTERPOOL, INC., THE S & P 500 INDEX
                 AND THE DOW JONES TRANSPORTATION AVERAGE INDEX


400   -------------------------------------------------------------------------


350   --------------------------------------------------------------------#----


300   -------------------------------------------------------------------------
                                                            #

250   -------------------------------------------------------------------------
                                                %                         %
                                                #           %
200   -------------------------------------------------------------------------
                                                            @
                                 @#%
150   ------------------------------------------@------------------------------
                    #%
                    @
100   --@#%--------------------------------------------------------------------
                                                                           @

 50   -------------------------------------------------------------------------


  0   -------------------------------------------------------------------------

       12/94       12/95        12/96         12/97        12/98         12/99

                                            Cumulative Total Return
                                     ----------------------------------------
                                     12/94  12/95  12/96  12/97  12/98  12/99

INTERPOOL, INC.                        100    121    160    154    176     79
S & P 500                              100    138    169    226    290    351
DOW JONES TRANSPORTATION AVERAGE       100    139    159    236    230    220

--------------------------------------------------------------------------------
@ -- INTERPOOL, INC.    # -- S&P 500    % -- DOW JONES TRANSPORTATION AVERAGE
--------------------------------------------------------------------------------

* $100 INVESTED ON 12/31/94 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.



         ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

       The Board of Directors has appointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 2000 ("Fiscal 2000"). Arthur Andersen LLP has served as the Company's independent accountants since 1988. Services provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the fiscal year ended December 31, 1999 included the audit of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange

Commission and consultations on various tax and information services matters. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

       Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 2000 will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

       The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 2000.

OTHER MATTERS
       As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR THE YEAR 2001 ANNUAL MEETING
       Any proposal of a stockholder intended to be presented at the Company's Year 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company by February 1, 2001, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the Year 2001 Annual Meeting.

FINANCIAL REPORTS
       Stockholders who wish to receive the Company's Quarterly Reports on Form 10-Q and to be included on the Company's mailing list may call the Company at
(609) 452-8900 (between 9 a.m. and 5 p.m. Eastern Time) or write to the Company at 211 College Road East, Princeton, New Jersey 08540 Attention: Investor Relations.

OTHER INFORMATION
       Stockholders are invited to visit the Company's internet website at http://www.interpool.com for real-time information throughout the year, links to Edgar filings and a discussion board for ongoing conversations about the Company.

By Order of the Board of Directors

                                    ------------------------------------------
                                    Martin Tuchman
                                    Chairman/Chief Executive Office